UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

SOS Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

Building 6, East Seaview Park, 298 Haijing Road, Yinzhu Street

West Coast New District, Qingdao City, Shandong Province 266400

People’s Republic of China

+86-532-86617117

(Address of principal executive offices, including Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Class A Ordinary shares, par value US$0.75 per share	New York Stock Exchange, Inc.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: 333-217064 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None.

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form 8-A (File No. 001-38051) is being filed by SOS Limited (formerly China Rapid Finance Limited) solely to clarify that, following the termination of the Company’s American depositary share (“ADS”) program on September 8, 2025, the Company’s Class A ordinary shares, par value US$0.75 per share (the “Ordinary Shares”), which were previously registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with the registration of the ADSs, will now be directly listed and traded on the New York Stock Exchange.

The Ordinary Shares were originally included in the Form 8-A filed on April 4, 2017, but noted therein as “not for trading, but only in connection with the registration of the ADSs.” As a result of the termination of the ADS program, the Ordinary Shares are now the Company’s sole class of securities listed for trading on a national securities exchange. No additional securities are being registered hereby.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

The description of the securities being registered is set forth under the heading “Description of Share Capital” contained in the prospectus forming a part of the Registrant’s registration statement on Form F-1 (File No. 333-217064) under the Securities Act of 1933, originally filed with the Securities and Exchange Commission on March 31, 2017, as amended from time to time (the “Registration Statement”), and is hereby incorporated by reference herein. In addition, all of the above-referenced descriptions included in any prospectus forming a part of the Registration Statement subsequently filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, shall be deemed to be incorporated by reference herein. Copies of such description will be filed with the New York Stock Exchange.

Item 2. Exhibits.

No exhibits are required to be filed as the securities being registered on this form (1) are being registered on an exchange on which no other securities of the Registrant are registered, and (2) are not being registered pursuant to Section 12(g) of the Exchange Act.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SOS Limited

By:	/s/ Yandai Wang
Name:	Yandai Wang
Title:	Chief Executive Officer

Date: September 8, 2025

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